FOR IMMEDIATE RELEASE

WWE®’S RAW® Returns to USA Network

NEW YORK, NY, and STAMFORD, Conn., April 4, 2005 - World Wrestling Entertainment® and NBC Universal have inked a new, three-year agreement that will return WWE cable programming, including ratings titan Monday Night RAW®, to USA Network beginning in October 2005, it was announced today by Linda McMahon, WWE CEO, and Bonnie Hammer, president, USA Network and SCI FI Channel. RAW, a cable mainstay for more than 12 years, continues to be the most watched regularly scheduled year-round program on ad-supported cable television.

The agreement is a homecoming of sorts for WWE, which introduced Monday Night RAW on USA on January 11, 1993. The prime time cable series flourished for seven years, establishing cable ratings records, before moving to Spike TV on September 25, 2000.

“I’m thrilled to be back in business again with Vince and Linda McMahon,” said Hammer. “I led the USA team that helped grow RAW into a true pop phenomenon, and it’s great to welcome it home.”

In addition to Monday Night Raw, USA will air a one-hour weekend RAW-branded program, and NBCU’s Telemundo will air Spanish-language versions of RAW. NBC will also air at least two yearly, 90-minute Saturday late night RAW specials.

“This broad and diverse distribution will provide WWE excellent platforms from which to reach our existing fans as well as broaden our audience,” said McMahon. “We’re very happy to be returning to USA Network, where we experienced some of our greatest successes, and to NBC, where we had tremendous success with our series of late-night specials, Saturday Night Main Event, in the 1980’s.”

“The WWE’s return to USA Network and our arrangement with the other NBC Universal properties, is indicative of how we as a company can offer unique cross-networking opportunities,” added Jeff Gaspin, president NBC Universal Cable Entertainment and Cross-Network Strategy. “RAW will put USA and NBC Universal Cable into an incredibly competitive position and I couldn’t be happier about this relationship.”

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto and London. Additional information on the company can be found at wwe.com and corporate.wwe.com. Additional information relating to the agreement can be found in a Form 8-K filed with the SEC today by WWE.

USA Network is cable television’s leading provider of original series and feature movies, sports events, off-net television shows, and blockbuster theatrical films. USA Network is seen in over 88 million U.S. homes. The USA Network Web site is located at www.usanetwork.com.

USA Network is a program service of NBC Universal Cable, a division of NBC Universal, one of the world’s leading media and entertainment companies in the development, production, and marketing of entertainment, news, and information to a global audience.

Media Contacts:	Gary Davis, WWE, 203-353-5066 John Kelley, USA Network, 212-664-4774

Investor Contact:	Michele Goldstein, WWE, 203-352-8642

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreement, including television distribution agreement; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.